Exhibit 99.1

CVG ANNOUNCES ELECTION OF TWO NEW DIRECTORS

June 30, 2021

NEW ALBANY, Ohio, June 30, 2021 (GLOBE NEWSWIRE) -- CVG (NASDAQ: CVGI) announced today that its Board of Directors (the “Board”) has elected Ruth Gratzke and J. Michael Nauman as independent directors to the Board, effective July 1, 2021. Ms. Gratzke will serve on the Audit and Nominating, Governance & Sustainability committees of the Board and Mr. Nauman will serve on the Audit and Compensation committees of the Board. Ms. Gratzke and Mr. Nauman will stand for re-election at the Company’s 2022 Annual Meeting of Stockholders.

Ms. Gratzke, 50, brings more than 25 years of commercial experience and expertise on a multitude of topics including business development, industrial manufacturing operations, strategic planning, project management and international business operations. Since 2020, Ms. Gratzke has served as President, Siemens Smart Infrastructure, United States, Siemens AG, after rejoining the company in 2019. From 2017 to 2019, Ms. Gratzke was Divisional Vice President, Power Systems at Hubbell Incorporated, and from 2014 to 2017, Ms. Gratzke was General Manager and Global Product Line Lead, Industrial Breakers, Power Components at General Electric Company. Prior to joining GE, Ms. Gratzke held a number of general management positions at Siemens AG over a period of 19 years. Ms. Gratzke earned her master of science degree in Electrical Engineering from University of Erlangen-Nuremberg (Germany).

Ms. Gratzke stated, “It is a pleasure joining CVG’s Board and I look forward to adding my perspective to the Board room.”

Mr. Nauman, 59, brings more than 35 years of experience in commercial and operational leadership, strategy development, restructuring, and mergers and acquisitions. Since 2014, Mr. Nauman has served on Brady Corporation’s Board of Directors and as the President and CEO of Brady Corporation. Prior to joining Brady Corporation, Mr. Nauman spent 20 years at Molex Incorporated, where he led global businesses in the automotive, data communications, industrial, medical, military/aerospace and mobile sectors. In 2007, he became Molex's Senior Vice President leading its Global Integrated Products Division and was named Executive Vice President in 2009. Before joining Molex in 1994, Mr. Nauman was a tax accountant and auditor with Arthur Andersen and Controller and then President of Ohio Associated Enterprises, Inc. Mr. Nauman holds a bachelor of science degree in management from Case Western Reserve University. He is a certified public accountant and chartered global management accountant. He is a board member of the Little Rock Museum of Discovery, the Quapaw Area Council of the Boy Scouts of America, and the Anthony School Board of Trustees.

Mr. Nauman stated, “I am excited to be joining the Board of CVG and look forward to adding value in the Board room.”

Robert Griffin, Chairman of the Board, welcomed Directors Gratzke and Nauman to the Board. Mr. Griffin added, “We are very pleased to have two outstanding leaders join us. Ms. Gratzke and Mr. Nauman bring tremendous skills and significant experience in areas of critical importance to the Company that will enhance our Board’s capabilities as we guide the Company through the execution of its strategy.”

As previously disclosed, with the election of Directors Gratzke and Nauman, Director Janice Stipp will retire from the Board effective June 30, 2021. Mr. Griffin thanked Ms. Stipp for her service on the Board and wished her the best for the future.

About CVG

CVG is a global provider of components and assemblies into two primary end markets – the global vehicle market and the U.S. technology integrator markets. The company provides components and assemblies to global vehicle companies to build original equipment and provides aftermarket products for fleet owners. The company also provides mechanical assemblies to warehouse automation integrators and to U.S. military technology integrators. Information about the Company and its products is available on the internet at www.cvgrp.com.